EXHIBIT 99.1

OCEAN BIO-CHEM, INC. ANNOUNCES A 33 PERCENT INCREASE IN REGULAR QUARTERLY DIVIDEND

FORT LAUDERDALE, Fla., Feb. 28, 2022 /PRNewswire/ -- Ocean Bio-Chem, Inc. (NASDAQ: OBCI), the premier manufacturer and distributor for specialty chemicals in the marine, automotive, recreational vehicle and home care markets, today announced that the Company’s Board of Directors approved a quarterly regular dividend increase of 33 percent and declared a regular quarterly dividend of $0.04 per share on the Company’s Common Stock. The Company will now pay an annual regular dividend of $0.16 per share. The dividend is payable on March 25, 2022, to the Company’s Common Stock Shareholders on record on March 10, 2022.

The Company will be reporting full year 2021 financial results on March 31, 2022.

Peter Dornau, Chairman, President & CEO stated “Today’s quarterly dividend increase to $0.04 per share represents a 33% increase in our regular dividend from 2021 and a 100% increase from our quarterly dividend of $0.02 that began in 2020. This continued return to shareholders is consistent with our long-term goal of delivering exceptional results to all of our stakeholders.”

About the Company
Ocean Bio-Chem, Inc. is principally engaged in the manufacturing, marketing, and distribution of appearance, performance and maintenance products for the marine, automotive, power sports, recreational vehicle, home care and outdoor power equipment markets, under the Star brite® and Star Tron® brand names. The Company sells these products within the United States and Canada. In addition, the Company produces private label formulation of many of its products for various customers and provide custom blending and packaging services for these and other products. The Company also manufactures, markets and distributes chlorine dioxide-based deodorizing disinfectant and sanitizing products under the Star brite® and Performacide® brand names, utilizing a patented delivery system for use with products containing chlorine dioxide.

Forward Looking Statement:
Certain statements contained in this press release constitute forward-looking statements, including without limitation continued return to shareholders is consistent with our long-term goal of delivering exceptional results to all of our stakeholders.”

For this purpose, any statements contained in this release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “believe,” “may,” “will,” “expect,” “anticipate,” “intend,” or “could,” including the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements. These statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied by such forward-looking statements. Factors that may affect these results include, but are not limited to, the highly competitive nature of our industry; reliance on certain key customers; changes in consumer demand for our products; expenditures on, and the effectiveness of, our advertising and promotional efforts; unanticipated litigation developments; exposure to market risks relating to changes in interest rates, foreign currency exchange rates and prices for raw materials that are petroleum or chemical based; adverse changes to unemployment rates, fuel prices and the economy in general; and other factors addressed in our annual report on Form 10-K for the year ended December 31, 2020 and in our subsequent quarterly reports on Form 10-Q.

Contact:
Peter Dornau
CEO and President
pdornau@starbrite.com
954-587-6280

Jeff Barocas
CFO & Director
Jbarocas@starbrite.com
954-587-6280